TRXADE GROUP, INC. 3840 Land O’ Lakes Blvd. Land O’ Lakes, FL 34639	ALLIANCE PHARMA SOLUTIONS, LLC 3840 Land O’ Lakes Blvd. Land O’ Lakes, FL 34639

1 January 2019

VIA HAND DELIVERY

PanOptic Health, LLC

ATTN: Meriam Ibrahim, Chief Strategy Officer

2063 Rancho Valley Dr., Suite 320-191

Pomona, CA 91766

SyncHealth MSO, LLC

ATTN: PanOptic Health, LLC, Manager

ATTN: Meriam Ibrahim, Manager

2107 Gunn Hwy

Odessa, FL 33556

RE:	Letter Agreement regarding Supplemental Terms and Conditions pertaining to the Transaction (defined below).

Ladies and Gentlemen:

Reference is made to: (i) that certain Contribution Agreement (the “Contribution Agreement”) dated as of even date herewith (the “Effective Date”) entered into among PanOptic Health, LLC (“PanOptic”) and Alliance Pharma Solutions, LLC, (“Alliance”), a wholly-owned subsidiary of the undersigned (“Trxade”); (ii) that certain Technology Integration Agreement dated as of even date herewith entered into among Alliance and SyncHealth MSO, LLC (“SyncHealth”) (the “Integration Agreement”); (iii) that certain Subscription Agreement dated as of date herewith by and between Trxade and PanOptic (the “Subscription Agreement”); (iv) that certain Shareholder Agreement dated as of even date herewith entered into by and between PanOptic and Trxade (the “Shareholder Agreement”); and (v) that certain Operating Agreement dated as of even date herewith by and between Alliance, PanOptic and SyncHealth (the “Operating Agreement;” the Contribution Agreement, Integration Agreement, Subscription Agreement, the Shareholder Agreement, the Operating Agreement and this “Letter Agreement,” and all exhibits, schedules and annex thereto are referred to collectively herein as the “Transaction Documents” and the transactions contemplated therein are referred to as the “Transaction”).

Trxade, Alliance, PanOptic and SyncHealth (the “Parties) agree to the following supplements, and to the extent that the following contradicts any Transaction Document, amendments, to the Transaction Documents as follows:

1.	Gross Revenue Quota Covenants.

a.	Subject to Section 1(d) below, PanOptic and SyncHealth jointly and severally represent, warrant and covenant to Trxade and Alliance that the Transaction, comprised of, without limitation, orders generated by SyncHealth to be fulfilled by Alliance-network pharmacies utilizing Trxade goods and services (the “Business”), will generate Gross Revenue (defined below) for Trxade in the amounts referenced below (each a “Quota” or collectively, “Quotas”) in the periods beginning on the Effective Date and ending on the dates referenced in the corresponding Subsection below (“Quota Periods”). In the event such Quota or Quotas are met, Section 2 below shall apply:

i.	Effective Date through 30 April 2019: Gross Revenue of Five Million Dollars ($5,000,000);

ii.	1 May 2019 through 31 July 2019: Gross Revenue of Eight Million Dollars ($8,000,000);

iii.	1 August through 31 October 2019: Gross Revenue of Twelve Million Dollars ($12,000,000); and

iv.	Effective Date through 31 December 2019: Gross Revenue of Fifty Million Dollars ($50,000,000); provided however, in the event SyncHealth itself generates Twelve Million Five Hundred Thousand Dollars ($12,500,000) in EBIDTA (as defined by GAAP) in the same time period, this Quota shall be deemed to be satisfied and Section 2(d) shall apply.

b.	The Parties agree and acknowledge that in the event the Gross Revenue Quotas in Section 1(a) above are not met for whatever reason, except as referenced in 1(d) below, the Parties agree:

i.	In the event that the Business results in Gross Revenue of not less than Two Million Dollars ($2,000,000) in the period of 1 May 2019 through 31 July 2019, Section 2(f) shall apply;

ii.	In the event that the Business results in Gross Revenue of not less than Six Million Dollars ($6,000,000) in the period of 1 August 2019 through 31 October 2019, Section 2(f) shall apply;

iii.	In the event the Business results in Seventy Percent (70%) of the Gross Revenue Quota referenced in Section 1(iv) above, i.e., Trxade recognizes Gross Revenue of not less than Thirty Five Million Dollars ($35,000,000) or SyncHealth achieves EBIDTA of not less than Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000), Section 2(f) shall apply;

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iv.	In the event a Quota or Quotas are not met in any given Quota Period(s), the Parties agree PanOptic and SyncHealth shall have until the end of the subsequent Quota Period to cure the defaulted covenant, or in the case of a default of 1(a)(iv) or 1(b)(iii), until the end of January 2020.

c.	“Gross Revenue” means the gross sales revenue, as defined by GAAP, recognized by Trxade arising out of the Business. For the sake of clarity, and without limiting the generality of the foregoing, Gross Revenue shall only include that gross sales revenue attributable to the Business that Trxade and Alliance are able to recognize prior to 31 January 2020 on a GAAP basis.

d.	The Parties agree and acknowledge that the Gross Revenue Quotas referenced above are contingent on Alliance maintaining its national pharmacy network, including retail pharmacies holding industry-standard retail contracts and licenses, in substantially the same form as exists as of the date hereof. The requirements of this Section will be deemed to be satisfied and discharged by Alliance if Alliance-network pharmacies are able, based on state and payor contracts, to accept at least Eighty Percent (80%) of the orders sent to Alliance-network pharmacies. In the event that the 80% threshold is not met, Section 2(g)(iv) shall apply.

2.	Stock and Unit Transfers. Subject to the terms of the Subscription Agreement:

a.	In the event that the Quota in Section 1(a)(i) is met, on 1 January 2020 Trxade shall issue to PanOptic, pursuant to the Subscription Agreement, 2,273,329 shares of Stock (as defined in the Subscription Agreement).

b.	In the event that the Quota in Section 1(a)(ii) is met, on 1 January 2020 Trxade shall issue to PanOptic, pursuant to the Subscription Agreement, an additional 2,273,329 shares of Stock.

c.	In the event that the Quota in Section 1(a)(iii) is met, on 1 January 2020 Trxade shall issue to PanOptic, pursuant to the Subscription Agreement, an additional 2,652,217 shares of Stock.

d.	In the event that the Quota in Section 1(a)(iv) is met, on 31 January 2020 Trxade shall issue to PanOptic, pursuant to the Subscription Agreement, a collective total of Fourteen Million Seven Hundred Seventy Six Thousand Six Hundred Thirty Eight (14,776,638) shares of Stock.

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e.	Irrespective of whether the Quotas in Section 1 above are met: (a) On 1 May 2019, PanOptic shall Transfer to Alliance Sixty Thousand (60,000) Units (as defined in the Operating Agreement) such that on 1 May 2019 Alliance owns Thirty Six Percent (36%) of the equity Interests (as defined in the Operating Agreement) of SyncHealth on a fully-diluted basis; (b) on 1 August 2019, PanOptic shall Transfer to Alliance Sixty Thousand (60,000) Units, such that on 1 August 2019, Alliance owns Forty Two Percent (42%) of the equity Interests of SyncHealth on a fully diluted basis; (c) on 1 November 2019, PanOptic shall Transfer to Alliance Seventy Thousand (70,000) Units, such that on 1 November 2019, Alliance owns Forty Nine Percent (49%) of the equity Interests of SyncHealth on a fully diluted basis; and on 31 January 2020, PanOptic shall Transfer to Alliance Five Hundred Ten Thousand (510,000) Units, such that on 31 January 2020, Alliance owns One Hundred Percent (100%) of the equity Interests of SyncHealth on a fully diluted basis. By way of example but without limitation, if PanOptic and SyncHealth do not meet any of the Gross Revenue Quotas, on 31 January 2020 Alliance may (i) do nothing, (ii) exercise its put/call as referenced in Section 4 below, or, (iii) pursuant to 4(i) below, cause Trxade to issue PanOptic 2,652,217 shares of Trxade Stock in exchange for PanOptic Transferring to Alliance 510,000 Units, the result of which would be Alliance owning 1,000,000 Units representing 100% of the Interests, and PanOptic would own 2,652,217 shares of Trxade Stock. By way of another example but without limitation, if PanOptic and SyncHealth meet the Gross Revenue Quotas in 1(a)(i)-(iii), but fail to meet the annual Quota in either 1(a)(iv) or 1(b)(iii), on 31 January 2020 Alliance may, without limitation, exercise its put/call, or cause Trxade to issue PanOptic Nine Million Eight Hundred Fifty One Thousand Ninety Two (9,851,092) shares of Trxade Stock in exchange for the 510,000 Units referenced above: 2,273,329 pursuant to 1(a)(i), plus 2,273,329 pursuant to 1(a)(ii), plus 2,652,217 pursuant to 1(a)(iii), plus 2,652,217 pursuant to 4(i), totaling 9,851,092 shares of Stock.

f.	In the event that PanOptic and SyncHealth satisfy and discharge the Gross Revenue covenants referenced in Section 1(b)(i) through (iv), on 31 January 2020, Alliance shall cause Trxade to issue to PanOptic the pro rata number of shares of Trxade Stock that relates to the actual amount of Gross Sales generated by SyncHealth and PanOptic. By way of example but without limitation, in the event that SyncHealth and PanOptic generate Four Million Dollars ($4,000,000) in Gross Revenue in the Quota Period between 1 May 2019 and 31 July 2020, an amount equal to One Half (1/2) of the Quota referenced, on 31 January 2019, all else being equal, Trxade shall issue to PanOptic 1,136,664 shares of Trxade Stock, an amount equal to One Half (1/2) of the shares of Stock to be issued if the Quota had been met.

g.	Adjustments.

i.	In case Trxade shall, after the date of this Letter Agreement, (i) declare a dividend on its common stock payable in shares of its capital stock, (ii) subdivide or split its outstanding common stock, (iii) combine its outstanding common stock into a smaller number of shares, (iv) issue any shares by reclassification of its common stock (including any such reclassification in connection with a consolidation or merger in which Trxade is the continuing corporation), or (v) otherwise change or exchange the common stock, the number of shares of Stock issuable to PanOptic hereunder at the time of the record date for such dividend or of the effective date of such subdivision, combination, reclassification, change or exchange shall be proportionately adjusted so that upon issuance of the Stock after such date, PanOptic shall be entitled to receive the aggregate number and kind of shares of Stock that PanOptic would have owned upon such issuance and been entitled to receive upon such dividend, subdivision, combination, reclassification, change or exchange, had the Stock been issued immediately prior to such event or the record date for such event, whichever is earlier.

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ii.	Upon any adjustment of the number of shares of Stock issuable hereunder, Trxade shall promptly deliver to PanOptic a certificate signed by the President or a Vice President setting forth in reasonable detail the method by which such adjustment was calculated and the new number of shares of Stock.

iii.	In case SyncHealth shall, after the date of this Letter Agreement, (i) declare a dividend on its Units payable in Units, (ii) subdivide or split its outstanding Units, (iii) combine its outstanding Units into a smaller number of Units, (iv) issue any Units by reclassification of its Units (including any such reclassification in connection with a consolidation or merger in which PanOptic is the continuing company), or (v) otherwise change or exchange the Units, the number of Units Transferrable to Trxade hereunder at the time of the record date for such dividend or of the effective date of such subdivision, combination, reclassification, change or exchange shall be proportionately adjusted so that upon Transfer of the Units after such date, Trxade shall be entitled to receive the aggregate number and kind of Units that Trxade would have owned upon such Transfer and been entitled to receive upon such dividend, subdivision, combination, reclassification, change or exchange, had the Units been issued immediately prior to such event or the record date for such event, whichever is earlier.

iv.	Upon any adjustment of the number of shares of Units issuable hereunder, PanOptic shall promptly deliver to Trxade a certificate signed by the President or a Vice President setting forth in reasonable detail the method by which such adjustment was calculated and the new number of Units.

v.	In the event that Alliance-network pharmacies fail to meet the 80% threshold referenced in 1(d) above in any Quota Period(s), the Gross Revenue Quota for the corresponding Quota Period(s) shall be reduced by an amount equal to Eighty Percent (80%) less the actual percentage of SyncHealth order fulfilled by Alliance-network pharmacies; provided however, the number of shares of Stock issuable to PanOptic for the corresponding Quota Periods shall be not be reduced as a result. By way of example but without limitation, in the event that Alliance-network pharmacies fulfill 70% of the orders sent to Alliance-network pharmacies for fulfillment by SyncHealth in the Quota Period covering the Effective Date through 30 April 2019: (a) the Gross Revenue Quota in that Quota Period shall be reduced by Ten Percent (10%) to $4,500,000; and (b) the number of shares of Stock issuable to PanOptic attributable to that Quota Period is not affected.

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h.	In the event that PanOptic and SyncHealth satisfy and discharge the Quota covenant referenced in Section 1(a)(iv) prior to the date referenced therein, or at any time prior to 31 December 2019 SyncHealth and its subsidiaries reaches $50,000,000 in Gross Revenue YTD trailing, at such time met, Sections 2(a) through 2(d) shall become effective and Alliance shall thereafter own 100% of the equity Interests in SyncHealth and Trxade shall issue to PanOptic a collective total of 14,776,638 shares of Stock.

i.	All Transfers of Units and issuance of Stock hereunder shall be free and clear of any and all liens and/or encumbrances.

3.	Capital Contributions. Provided that PanOptic and SyncHealth are not in breach of their obligations under the Transaction Documents, Trxade shall make the Capital Contribution (as defined in the Operating Agreement) referred to in the Operating Agreement in the total amount of Two Hundred and Fifty Thousand Dollars ($250,000) as follows:

a.	Seventy Thousand Dollars ($70,000) on the date hereof;

b.	Seventy Thousand Dollars ($70,000) on 1 February 2019;

c.	Seventy Thousand Dollars ($70,000) on 1 March 2019; and

d.	Forty Thousand Dollars ($40,000) on 1 April 2019.

4.	Put/Call. Subject to the terms and condition of the Operating Agreement:

a.	In the event that Trxade is adjudicated by the arbitrator referenced below to have materially breached or defaulted on any Transaction Document and such material breach or default occurred or is continuing to occur for in excess of ninety (90) calendar days, PanOptic shall have the right, at its discretion, to sell to Trxade all but not less than all of its Interest at the Put Strike Price (defined below), and subject to the terms of this Agreement, Trxade shall have the joint and several obligation to purchase from PanOptic all but not less than all of PanOptic’s Interest at the Put Strike Price (defined below).

b.	In the event that Trxade is adjudicated by the arbitrator referenced below to have materially breached or defaulted on any Transaction Document, and such material breach or default occurred or is continuing to occur for in excess of ninety (90) calendar days, PanOptic shall have the right, at its discretion, to purchase from Trxade all but not less than all of Trxade’s Interest at the Call Strike Price (defined below), and subject to the terms of this Agreement, Trxade shall have the obligation to sell to PanOptic all but not less than all of its Interest at the Call Strike Price (defined below).

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c.	Alliance Put.

i.	In the event that (a) PanOptic is adjudicated by the arbitrator referenced below to have materially breached or defaulted any provision(s) of any Transaction Document other than the Quota covenants in Section 1 above, and such material breach or default occurred or is continuing to occur for in excess of ninety (90) calendar days; or (b) PanOptic and/or SyncHealth defaults on the Gross Revenue covenants in Section 1 above and such material breach or default occurred or is continuing to occur for in excess of the cure periods referenced above, Alliance shall have the right, at its discretion, to sell to PanOptic all but not less than all of its Interest at the Alliance Put Price (defined below), and PanOptic shall have the joint and several obligation to purchase from Alliance all but not less than all of Alliance’s Interest at the Alliance Put Price.

ii.	In the event that Alliance determines in its reasonable discretion that there is a material adverse change in the business, properties, financial conditions or affairs of SyncHealth, Alliance shall have the right, at its discretion, to sell to PanOptic all but not less than all of its Interest in exchange for any and all shares of Trxade Stock accrued and to be issued to PanOptic arising out of or in connection with the Transaction, and PanOptic shall have the joint and several obligation to purchase from Alliance all but not less than all of Alliance’s Interest in exchange for any and all shares of Trxade Stock accrued and to be issued to PanOptic arising out of or in connection with the Transaction.

d.	In the event that (a) PanOptic is adjudicated by the arbitrator referenced below to have materially breached or defaulted any provision(s) of any Transaction Document other than the Quota covenants in Section 1 above, and such material breach or default occurred or is continuing to occur for in excess of ninety (90) calendar days; or (b) PanOptic and/or SyncHealth defaults on the Gross Revenue covenants in Section 1 above and such material breach or default occurred or is continuing to occur for in excess of the cure periods referenced above, Alliance shall have the right, at its discretion, to purchase from PanOptic all but not less than all of PanOptic’s Interest at the Call Strike Price, and subject to the terms of this Agreement, PanOptic shall have the obligation to sell to Alliance all but not less than all of its Interest at the Call Strike Price.

e.	Any Transfer hereunder shall be considered a Permitted Transfer under the Operating Agreement.

f.	“Put Strike Price” means an amount equal to Three Times (3x) SyncHealth’s EBIDTA, determined pursuant to GAAP.

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g.	“Call Strike Price” means an amount equal to Eighty Percent (80%) of the Put Strike Price.

h.	“Alliance Put Price” means the Put Strike Price, paid, at the option of PanOptic, either in cash or in Trxade Stock, the fair market value of which shall be based on a thirty (30) day trailing average; provided however, in the event that PanOptic elects to pay the Alliance Put Price in Trxade Stock, notwithstanding anything to the contrary herein, the Alliance Put Price will not exceed the amount of all the Stock issued to PanOptic hereunder.

i.	Notwithstanding anything to the contrary herein, in the event that the reduced Quota referenced in Section 1(b)(iii) is not met, on 31 January 2020 Alliance, in addition to any other rights or options hereunder or otherwise, shall have the option, in its discretion, to purchase the 510,000 Units of SyncHealth referenced in 2(e) above, such that on 31 January 2020 Alliance owns One Hundred Percent (100%) of the equity Interests in SyncHealth, in exchange for an additional 2,652,217 shares of Trxade Stock. In the event Alliance exercises its option under this Section 4(i), Alliance shall issue to PanOptic a perpetual royalty-free, non-exclusive, worldwide license to SyncHealth E-Hub Software (defined in the Contribution Agreement) for non-healthcare applications where any and all improvements developed by Panoptic after such transaction is consummated, i.e., after all cure periods have run, are owned by Panoptic but at Alliance’s option will be licensed to Alliance and its Affiliates on the same terms as above.

5.	The three (3) Trxade employees that will be made available to SyncHealth under the Technology Integration Agreement will be provided as follows:

a.	Board of Managers Trxade appointee: Shawn Patel (indefinite term);

b.	Compliance Officer: Mary DuFort (3 months free of charge, part-time); and

c.	IT services, senior system architect: Rolf Bansbach (6 months free of charge, part-time).

6.	The Parties agree that they shall attempt to amicably resolve any dispute arising out of or in connection with the Transaction. The Parties shall arbitrate any disputes arising out of or related to this letter agreement or the transactions referenced herein pursuant to the commercial arbitration rules of the AAA, venue in Hillsborough County, Florida using a one arbitrator panel selected by the AAA. THE PARTIES HERETO WAIVE TRIAL BY JURY FOR ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT TO THE FULLEST EXTENT POSSIBLE UNDER ANY AND ALL APPLICABLE LAW.

7.	To the extent that any provision herein contradicts any Transaction Document, the terms of this Letter Agreement shall govern.

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Please sign and date a copy of this Agreement and return it to Trxade to acknowledge your agreement to the foregoing.

TRXADE GROUP, INC.

By:
Surendra Ajjarapu
Its:	Chief Executive Officer

ALLIANCE PHARMA SOLUTIONA, LLC

By:
Surendra Ajjarapu
Its:	Chief Executive Officer

ACCEPTED AND AGREED TO:

PANOPTIC HEALTH, LLC

By:
Name:	Meriam Ibrahim
Its:	Chief Strategy Officer

SYNCHEALTH MSO, LLC

By:	PanOptic Health, LLC
Its:	Manager

By:
Name:	Meriam Ibrahim
Its:	Manager

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